Consent of Independent Auditors
                        -------------------------------


The Partners
American Real Estate Partners, L.P.

We consent to incorporation by reference in the registration statement
No. 33-54767 on Form S-3 of American Real Estate Partners, L.P. of our report dated March 11, 1994, relating to the consolidated balance sheets of American Real Estate Partners, L.P. and subsidiary as of December 31, 1993, and 1992, and the related consolidated statements of earnings, partners' equity, and cash flows for each of the years in the three-year period ended December
31, 1993, and the related schedule, which report appears in the December
31, 1993, annual report on Form 10-K of American Real Estate Partners, L.P., as amended on Form 10-K/A-1 on December 8, 1994 and to references to our firm under the heading "Experts".



                                        KPMG PEAT MARWICK LLP


New York, New York
February 21, 1995

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